Kemper Corporation 2011 Omnibus Equity Plan
PERFORMANCE SHARE UNIT AWARD AGREEMENT
(Relative TSR)
This PERFORMANCE SHARE UNIT AWARD AGREEMENT (“Agreement”) is made as of this ______ day of ________________, 20__ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (“Company”), and «name» (“Participant”) for an Award of performance share units (“PSUs”), each representing the right to receive one share of the Company’s common stock (“Common Stock”) on the terms and conditions set forth in this Agreement.
SIGNATURES
As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.
KEMPER CORPORATION                 PARTICIPANT
By: ___________________________________    ____________________________________
«CEO Signature and Title»    «name»
RECITALS
A.The Board of Directors of the Company (“Board”) has adopted the Kemper Corporation 2011 Omnibus Equity Plan (“Plan”), including all amendments to date, to be administered by the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer the Plan (“Committee”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.
B.    The Plan authorizes the Committee to grant to selected Employees, Directors and Third Party Service Providers awards of various types, including performance share units providing the right to receive shares of Common Stock under specified terms and conditions.
C.    Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its shareholders to grant an Award of performance share units to the Participant under the terms and conditions specified in this Agreement as an inducement to remain in the service of the Company and an incentive for increased effort during such service.
NOW, THEREFORE, the parties hereto agree as follows:
1.    Grant. The Company grants an aggregate of «shares» («shares») PSUs, which represent the Company’s unfunded and unsecured promise to issue shares of Common Stock under certain circumstances to the Participant, subject to the terms and conditions set forth in this Agreement. The PSUs shall not entitle the Participant to any rights of a shareholder of Common Stock and the Participant has no rights with respect to the Award other than rights as a general creditor of the Company.
2.    Governing Plan. This Award is granted pursuant to the Plan, which is incorporated herein for all purposes. The Participant agrees to be bound by the terms and conditions of the Plan, which controls in case of any conflict with this Agreement, except as otherwise provided for in the Plan. No amendment of the Plan shall adversely affect this Award in any material way without the written consent of the Participant.
3.    Restrictions on Transfer. The PSUs shall be restricted during a period (“Restricted Period”) beginning on the Grant Date and expiring on the Settlement Date (as defined in Section 6 below). During the Restricted Period, neither this Agreement, the PSUs nor any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise (any such disposition being referred to herein as a “Transfer”), except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be Transferred during the Restricted Period to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment. Any attempt to Transfer this Agreement, the PSUs or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect, and the Company shall not recognize or give effect to any such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such PSUs.
4.    Vesting and Forfeiture. The PSUs shall be subject to the terms concerning vesting and forfeiture set forth on Exhibit A to this Agreement.
5.    Dividend Equivalents. If a cash dividend is declared and paid by the Company with respect to the Common Stock during the Restricted Period, the Participant shall be eligible to receive a cash payment equal to the total cash dividend the Participant would have received had the PSUs and any “Additional Shares” granted to Participant pursuant to Exhibit A been actual shares of Common Stock held by the Participant during the Restricted Period, provided and to the extent that that the Participant vests in the PSUs and any such Additional Shares. Any such cash payment shall be made on the Settlement Date (as defined below) and it shall be subject to applicable withholding obligations as described in Section 8.
6.    Conversion of PSUs; Issuance of Common Stock. Except as otherwise provided in Section 10, the Company shall cause one share of Common Stock to be issued, within the time period provided below, for each PSU that is vesting and each Additional Share that is being issued on the applicable Vesting Date in accordance with Exhibit A.
Any issuance of Common Stock shall be subject to applicable tax withholding obligations as described in Section 8 and shall be in book-entry form, registered in the Participant’s name (or in the name of the Participant’s Representative, as the case may be), in payment of whole PSUs. Except as otherwise provided in Section 8, in no event shall the date that Common Stock is issued to the Participant (“Settlement Date”) occur later than the first to occur of (a) March 15th following the calendar year in which the Vesting Date occurs or (b) 90 days following the Vesting Date.
7.    Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock as reported by the New York Stock Exchange (or such other exchange on which the shares of Common Stock are primarily traded) for the applicable date, or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to reflect the fair market value thereof).
8.    Withholding of Taxes. The Participant acknowledges that the vesting of the PSUs will result in the Participant being subject to payroll taxes upon the Vesting Date (if the Participant is an Employee or was an Employee on the Grant Date) and that the issuance of Common Stock pursuant to Section 6 will result in the Participant being subject to income taxes upon the Settlement Date. The Company will deduct from the shares of Common Stock that are otherwise due to be delivered to the Participant a number of whole shares of Common Stock having a Fair Market Value not in excess of the tax withholding requirements based on the maximum statutory withholding rates for the Participant for federal, state and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction, and the Participant shall remit to the Company in cash any and all applicable withholding taxes that exceed the amount available to the Company using whole shares.
9.    Section 409A. The Company intends that the Award hereunder shall either be exempt from the application of, or compliant with, the requirements of Section 409A and this Award Agreement shall be interpreted and administered in accordance with such intent. In no event shall the Company and/or its Affiliates be liable for any tax, interest or penalties that may be imposed on the Participant (or the Participant’s estate) under Section 409A.
10.    Shares to be Issued in Compliance with Federal Securities Laws and Other Rules. No shares of Common Stock issuable in settlement of the PSUs shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (“Act”) (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to ensure that such full compliance on the part of the Company is made. By signing this Agreement, the Participant represents and warrants that none of the shares to be acquired in settlement of the PSUs will be acquired with a view towards any sale, transfer or distribution of said shares in violation of the Act, and the rules and regulations promulgated thereunder, or any applicable “blue sky” laws, and that the Participant hereby agrees to indemnify the Company in the event of any violation by the Participant of such Act, rules, regulations or laws. The Company will use its best efforts to complete all actions necessary for such compliance so that settlement can occur within the period specified in Section 6; provided that if the Company reasonably anticipates that settlement within such period will cause a violation of applicable law, settlement may be delayed provided that settlement occurs at the earliest date at which the Company reasonably anticipates that such settlement will not cause a violation of applicable law, all in accordance with Treas. Reg. § 1.409A-2(b)(7)(ii).
11.    Certain Adjustments; Change in Control. If during the term of this Agreement, there shall be any stock splits, reorganizations, equity restructurings and similar matters, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the PSUs in a manner consistent with Sections 4.4 and 19.2 of the Plan. The Committee’s determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Common Stock shall be issued under the Plan on any such adjustment. This Award may be subject to early vesting or termination in connection with a Change in Control in accordance with the provisions of Section 18.3 of the Plan.
12.    Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any Affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.
13.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, expressed or implied, to employ or contract for the services of the Participant, to restrict the right of the Company or any of its Affiliates to discharge the Participant or cease contracting for the Participant’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Participant and the Company or any of its Affiliates.
14.    Death of Participant. In the event of the Participant’s death prior to the Settlement Date, delivery of shares of Common Stock pursuant to Section 6 shall be made to the duly appointed and qualified executor or other personal representative of the Participant, to be distributed in accordance with the Participant’s will or applicable intestacy law.
15.    Arbitration. In lieu of litigation by way of court or jury trial, any dispute or controversy arising hereunder shall be settled by arbitration, in accordance with the arbitration agreement currently in effect by separate agreement between the Participant and the Company or any of its Affiliates and which is incorporated herein by reference. In the event that such arbitration agreement is determined to be inapplicable or unenforceable or if no such arbitration agreement is then in effect, the parties mutually agree to arbitrate any dispute arising out of or related to this Agreement pursuant to the terms of this paragraph.  The parties agree that this Agreement provides sufficient consideration for that obligation and the mutual promises to arbitrate also constitutes consideration for this agreement to arbitrate.  The following terms and conditions shall apply to such arbitration hereunder. The arbitration shall be conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, and shall be governed by the Federal Arbitration Act. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including filing fees) and the fees of the arbitrator will be paid by the Company. The Participant and the Company waive the right for any dispute to be brought, heard, decided, or arbitrated as a class and/or collective action (or joinder or consolidation with claims of any other person), and the parties agree that, regardless of anything else in this arbitration provision or the AAA Rules, the interpretation, applicability, enforceability or formation of the class action waiver in this provision may only be determined by a court and not an arbitrator.  Regardless of anything else in this Agreement, this arbitration provision may not be modified or terminated absent a writing signed by the Participant and the Company stating an intent to modify or terminate the arbitration provision.
16.    Governing Law. Except as otherwise provided in Section 15, this Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles.
17.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the PSUs granted hereby and may not be amended except in a writing signed by both the Company and the Participant or his or her Representative. If any provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.
18.    Forfeiture and Clawback of Award. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement and as a condition to the receipt of this Award, the rights, payments and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required in accordance with Company policy as in effect from time to time (“Forfeiture and Clawback Policy”), and/or as otherwise required by applicable law, rule or regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) as in effect from time to time (collectively with the Forfeiture and Clawback Policy, “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any determination made and action taken under the Forfeiture and Clawback Policy shall be final, binding and conclusive.
ADDITIONAL PROVISIONS APPLICABLE ONLY TO EXECUTIVE OFFICERS OF THE COMPANY:
19.    Stock Holding Period. The Participant agrees to hold the shares of Common Stock acquired upon the conversion of the PSUs for a minimum of 12 months following their Settlement Date. This holding period shall not apply to shares of Common Stock withheld by the Company to settle tax liabilities related to vesting, and as otherwise may be provided under the Company’s Stock Ownership Policy.

EXHIBIT A
Vesting Schedule Based on Relative TSR
A.    Definition of Terms:
“Additional Shares” means any shares of Common Stock to be issued to the Participant on the Vesting Date in the event that the Company’s Relative TSR Percentile Rank exceeds the Target Performance Level.
“Award Agreement” means the Performance Share Unit Award Agreement to which this Exhibit is a part, pursuant to which an award of PSUs has been granted.
“Company’s Relative TSR Percentile Rank” means the Company’s TSR Percentile Rank relative to the companies in the Peer Group as certified by the Committee for the Performance Period.
“Disability” means that the Participant either: (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and, with respect to a Participant who is an Employee, is receiving income replacement benefits for a period of not less than three months under an accident and health plan (e.g., a long term disability plan) covering Employees of the Company or Affiliate that employs the Participant; or (B) is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
“Grant Date” is defined in the first paragraph of the Award Agreement.
“Peer Group” means the peer group approved by the Committee which shall be the companies that comprised the S&P Supercomposite Insurance Index at the beginning of the Performance Period (other than the Company), adjusted as of the end of the Performance Period to remove any such companies which are no longer included in the S&P Supercomposite Insurance Index as of the last day of the Performance Period.
“Performance Period” means the three-year period starting on February 1 of the calendar year in which the Grant Date occurs (“Start Date”) and ending on the calendar day immediately preceding the three-year anniversary of the Start Date.
“Retirement Eligible” means that the Participant has either attained age 60 and completed 10 years of Service as an Employee or attained age 65 and completed five years of Service as an Employee.
“Separation from Service” has the meaning ascribed to such term in Section 409A.
“Service” means the period during which the Participant is an Employee, Director or a Third Party Service Provider; provided, however, that the Participant will not be deemed to be in service after the Company divests its control in the Affiliate for which the Participant is exclusively in Service, or if the Company’s control of such Affiliate otherwise ceases.
“Target Performance Level” means the Company’s Relative TSR Percentile Rank at the 50th percentile.
“Target Units” means one hundred percent (100%) of the total number of PSUs granted on the Grant Date, as specified in the first paragraph of the Award Agreement.
“TSR” means Total Shareholder Return as determined by the Committee for the Performance Period.
“TSR Percentile Rank” means the percentile performance of the Company and each of the companies in the Peer Group based on the TSR for such company as determined by the Committee for the Performance Period.
“Vesting Date” means the date that the Committee certifies the Company’s Relative TSR Percentile Rank, except as otherwise provided in Section E below.
B.    Determination of Vesting Date Events:
As soon as practicable following the end of the Performance Period, the Committee will determine the Company’s Relative TSR Percentile Rank in accordance with the methodology described in the next section below. The Company’s Relative TSR Percentile Rank will determine the number of Target Units that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Participant on the Vesting Date, as described below under “Vesting Determination.”
C.    TSR Percentile Rank Calculation Methodology:
The Company’s Relative TSR Percentile Rank will be calculated in a two-step process. First, the TSR will be calculated for the Company and each company in the Peer Group. Then, the TSR Percentile Rank for the Company and each of the companies in the Peer Group will be determined. The TSR and the TSR Percentile Rank will be determined by the Committee in accordance with the formula and methods approved by the Committee, as described below.
Formula for Calculating TSR
For purposes of this Exhibit, the TSR for the Company and each of the companies comprising the Peer Group will be calculated as follows:
Ending Stock Price – Beginning Stock Price + Dividends Reinvested on all Ex-Dividend Dates
Beginning Stock Price
Share Price Averaging Period
The beginning and ending stock prices in the above formula for TSR will be calculated using a trailing average approach (i.e., average of the closing stock prices for 20 consecutive trading days prior to the beginning and end of the Performance Period).
Reinvestment of Dividends and Other Adjustments
The above TSR formula assumes that dividends are paid and reinvested into additional shares of Common Stock on their ex-dividend dates. TSR will be adjusted for stock dividends, stock splits, spin-offs and other corporate changes having a similar effect.
Calculation of TSR Percentile Rank
The percentile performance for determining the TSR Percentile Rank will be measured using the Microsoft Excel function PERCENTRANK.
D.    Vesting Determination:
Except as otherwise provided in Section E, the PSUs held by the Participant will vest, to the extent earned for the Performance Period, on the Vesting Date only if the Participant has not had a Separation from Service prior to such date. Once the Company’s Relative TSR Percentile Rank is determined by the Committee, the Company will confirm the number of Target Units that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Participant on the Vesting Date consistent with the following provisions:

•
If the Company’s Relative TSR Percentile Rank is at the Target Performance Level, 100% of the Target Units will vest on the Vesting Date. If the Company’s Relative TSR Percentile Rank is above the Target Performance Level, Additional Shares will also be issued to the Participant on the Vesting Date. If the Company’s Relative TSR Percentile Rank is less than the Target Performance Level, some or all of the Target Units will be forfeited.

•
The number of the Target Units that will vest on the Vesting Date, and the number of any Additional Shares that will be issued to the Participant on the Vesting Date, will be determined in accordance with the table set forth below. Any Target Units that do not vest in accordance with the table will be forfeited on the Vesting Date.

If the Company’s Relative TSR Percentile Rank for the Performance Period falls between the percentile levels specified in the first column of the table, the number of PSUs that will vest or Additional Shares that will be granted or forfeited on the Vesting Date shall equal the number corresponding to the percentage interpolated on a straight-line basis.

Company’s Relative TSR Percentile Rank	Total PSUs to Vest (and/or Additional Shares to be Granted) on Vesting Date as Percentage of Target Units
90th or Higher	200%
75th	150%
50th	100%
25th	50%
Below 25th	0%
E.    Determination of Vesting in Case of Certain Terminations and Other Events:
Notwithstanding any contrary provisions of the Plan:
(1)    Retirement Eligible. (a) Except as otherwise provided in Section (1)(b) or in another subsection of this Section E, if the Participant is Retirement Eligible, any PSUs that will vest and Additional Shares that will be issued on the Vesting Date will be based on the extent earned for the Performance Period as determined in accordance with the provisions of Sections A – D above, and then reduced pro-rata by multiplying any such PSUs and Additional Shares by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was actively in Service, and the denominator of which is the total number of months in the Performance Period. A partial month worked shall be counted as a full month if the Participant was actively working for 15 or more days in that month. All PSUs that do not vest in accordance with this provision shall be forfeited.
(b) If, on or prior to the last day of the Performance Period, the Participant is Retirement Eligible and either (i) becomes an employee of a competitor of the Company or any of its Affiliates or otherwise engages in any activity that is competitive with the Company or any of its Affiliates, as determined by the Company in its sole discretion, or (ii) the Participant’s Service is terminated for Substantial Cause, then any of the PSUs that are restricted on the date of such employment, activity or termination shall be forfeited to the Company.
(2)    Termination on Death or Disability. The Vesting Date shall be the date of the Participant’s death or Disability if the Participant dies or becomes Disabled prior to the three-year anniversary of the Grant Date: (i) while in Service; or (ii) after terminating Service if the Participant (A) was Retirement Eligible on the date of such termination of Service for a reason other than Substantial Cause, and (B) had not, at any time prior to the date of the Participant’s death or Disability, become an employee of a competitor of the Company or any of its Affiliates or otherwise engaged in any activity that is competitive with the Company or any of its Affiliates, as determined by the Committee in its sole discretion. On such Vesting Date: (a) the Performance Period shall be deemed to have been completed; (b) a number of PSUs shall vest in an amount equal to the number of Target Units multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was actively in Service, and the denominator of which is the total number of months in the original Performance Period (a partial month worked shall be counted as a full month if the Participant was actively in Service for 15 or more days in that month); (c) no Additional Shares shall be issued to the Participant; and (d) all PSUs that do not vest in accordance with this provision shall be forfeited.
(3)    Termination on Divestiture. Except as otherwise provided below or in another subsection of this Section E, in the event that, prior to the three-year anniversary of the Grant Date, the Participant is no longer employed by the Company or an Affiliate as a result of the Company’s divestiture of the business for which the Participant primarily performed services, its controlling interest in the Affiliate for which the Participant was exclusively in Service, or other cessation of the Company’s control of such Affiliate, the following terms shall apply. Any PSUs that will vest and Additional Shares that will be issued on the Vesting Date will be based on the extent earned for the Performance Period as determined in accordance with the provisions of Sections A – D above, and then reduced pro-rata by multiplying the number of any such PSUs and Additional Shares by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was actively in Service, and the denominator of which is the total number of months in the Performance Period. A partial month worked shall be counted as a full month if the Participant was actively working for 15 or more days in that month. All PSUs that do not vest in accordance with this provision shall be forfeited.
(4)    Other Termination of Service. If the Participant ceases to be in Service prior to the Vesting Date (including, without limitation, by reason of a divestiture or cessation of control of an Affiliate), and is not Retirement Eligible or subject to a divestiture, under circumstances other than those set forth in the foregoing subsections (1) – (3) of this Section E, all unvested PSUs held by the Participant shall be forfeited to the Company on the date of such cessation of Service, and no Additional Shares shall be issued to the Participant.
(5)    Leave of Absence. In the event that the Participant is on an approved Leave of Absence (other than a short-term disability or Family and Medical Leave Act leave) at the end of the Performance Period or takes such a Leave of Absence at any time during the Performance Period, then the PSUs will vest, forfeit or be granted, as applicable, to the extent earned for the Performance Period, in an amount equal to the number of Target Units that would vest and the number of Additional Shares that would be issued in accordance with the provisions of Sections A – D above, if any, multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active Employee not on such Leave of Absence and the denominator of which is the total number of months in the Performance Period.
F.    Interpretations Related to Calculations and Determinations Related to Performance:
(1)    Interpretations. The Committee shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Agreement, and to make any findings of fact necessary to make a calculation or determination hereunder.
(2)    Disagreements. A decision made in good faith by the Committee or the Company shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with this Award.
(3)    Method of Calculating Final Number of Vested or Forfeited PSUs.
The following methods shall apply in determining the number of PSUs that will vest or be forfeited and any Additional Shares that will be issued on the Vesting Date pursuant to Section D above. As a general rule, the determination for performance that falls between Percentile Rank points in the table in Section D above would be interpolated on a straight-line basis, as stated in Section D.
Specifically, the formula to be used to calculate the final number of PSUs that will vest or be forfeited and any Additional Shares that will be issued is as follows:

•	For TSR performance between the 25th & 50th Percentile Ranks, the number of PSUs that will vest as a % of the total number of PSUs equals: 50% + [(Actual Percentile Rank - 25)/50]%

•
For TSR performance between the 50th & 75th Percentile Ranks, the number of PSUs that will vest and Additional Shares that will be issued as a % of the total number of PSUs equals: 100% + [(Actual Percentile Rank - 50)/50]%

•
For TSR performance between the 75th & 90th Percentile Ranks, the number of PSUs that will vest and Additional Shares that will be issued as a % of the total number of PSUs equals: 150% + [(Actual Percentile Rank - 75)/30]%

Note that since the interval between the 75th & 90th Percentile Rank is shorter (15 percentiles) compared to the other quadrants (25 percentiles), the vesting result for this particular quadrant would be higher compared to the other quadrants.
(4)    Rounding Conventions.

•	Regarding rounding of TSRs, percentages for each company in the Peer Group shall be computed to two decimal points (i.e., XX.XX%).

•
Regarding TSR Percentile Rank, the percentile rankings for each company in the Peer Group shall be rounded to the nearest percentage (e.g., 85% rather than 85.4166666%) before calculating the linearly interpolated payout, and the final payout percentage shall be rounded to the nearest percentage (e.g., 183% rather than 183.333333%).

•
Target Units that will vest and any Additional Shares that will result from the application of the methods and formula set forth in the foregoing subsection F(3) and Section D above shall only be paid out in whole shares of Common Stock. Any fractional shares that would otherwise result from such application shall be rounded down to the nearest whole number of shares.

As of 10-31-17